EXHIBIT 99.1

Contact:	John P. Saldarelli
Vice President, Chief Financial Officer, Secretary and Treasurer
(914) 242-7700

FOR IMMEDIATE RELEASE

American Real Estate Partners, L.P. Closes Acquisition of TransTexas Gas Corporation

     Mount Kisco, New York, April 6, 2005 — American Real Estate Partners, L.P. (NYSE:ACP) (“AREP”) announced today that the previously announced merger of TransTexas Gas Corporation with and into National Onshore LP, an indirect wholly-owned subsidiary of AREP, closed today at a price of $180 million in cash. TransTexas is engaged in the exploration, production and transmission of oil and gas, primarily in South Texas, including the Eagle Bay field in Galveston Bay and the Southwest Bonus field in Wharton County.

     American Real Estate Partners, L.P., a Delaware master limited partnership, is a diversified holding company engaged in a variety of businesses including real estate, gaming and entertainment, and oil and gas. AREP’s real estate businesses include our rental real estate operations which consist primarily of retail, office and industrial properties leased to single-corporate tenants and its residential home development operations which focus primarily on the construction and sale of single-family homes, custom-built homes, multi-family homes and residential lots in subdivisions and in planned communities. AREP’s primary gaming and entertainment assets consist of its ownership of Stratosphere Hotel Casino & Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder in Las Vegas. AREP’s oil and gas operations currently consist of National Onshore LP and a 50.01% interest in National Energy Group, Inc. AREP’s primary business strategy is to continue to grow its core businesses. In addition, AREP seeks to acquire undervalued assets and companies that are distressed or in out of favor industries. To learn more about AREP, please visit www.areplp.com.

     This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are changes in general economic conditions, the extent, duration and strength of any economic recovery, the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, risks related to our hotel and casino operations, including the effect of regulation, substantial competition, rising operating costs and economic downturns, competition for investment properties, risks related to our oil and gas operations, including costs of drilling, completing and operating wells and the effects of regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2004 Form 10-K, Form 10-Qs and Form 8-Ks. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.